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                                                                    EXHIBIT 11.1

                                          3DFX INTERACTIVE, INC.
                                COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (IN THOUSANDS EXCEPT PER SHARE DATA)

                                    THREE MONTHS  ENDED  THREE MONTHS  ENDED  SIX MONTHS ENDED    SIX MONTHS ENDED
                                       JUNE 30, 1997        JUNE 30, 1996       JUNE 30, 1997       JUNE 30, 1996
                                    -------------------  -------------------  ----------------    ----------------
Net loss........................    (1,753)            $ (4,390)           $ (2,916)           $ (7,042)
                                    =======            ========            ========            ========

Weighted average common shares       9,261                1,918               8,971               1,881
outstanding

Weighted average common                 --                5,401                  --               4,960
   equivalent shares related to
   convertible preferred stock
   (using if-converted method)

Common equivalent shares               945                2,834               1,890               2,834
relating to stock options and
warrants issued (using the
treasury stock method)
subsequent to April 15, 1996
                                    -------            --------            --------            --------
Shares used in computing net....     10,206              10,153              10,861               9,675
loss per share                      -------            --------            --------            --------

Net loss per share..............    $ (0.17)           $  (0.43)           $  (0.27)           $  (0.73)
                                    =======            ========            ========            ========



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